Exhibit 99.1

Press Release

HALLADOR ENERGY COMPANY REPORTS Second QUARTER 2020

FINANCIAL AND OPERATING RESULTS

Terre Haute, Ind., August 3, 2020 – Hallador Energy Company (NASDAQ – HNRG) today reported income of $0.25 million, $0.01 per share and adjusted EBITDA of $13.2 million.

Brent Bilsland, President and Chief Executive Officer, stated, "Hallador was profitable, despite the pandemic which wreaked havoc on energy markets.  We further lowered our cost structure and debt levels, while focusing on helping customers manage inventory levels.  We are cautiously optimistic as coal shipments, energy markets and hopefully the world have begun a recovery. "

●	During Q2 2020, production costs fell to $28.94 per ton, a 9% reduction over the prior quarter, even as shipment delays resulted in lower sales volumes.

●	In the first half of 2020, bank debt was reduced by $19 million, and operating cash flow was $17.2 million, in spite of coal inventories increasing by $13.8 million. We anticipate shipments to improve in the second half of the year and inventory levels to decline, improving operating cash flow.

●	As of June 30, 2020, our liquidity was $52.6 million and our leverage ratio remained below 3.0X, which is comfortably within our covenant of 4.0X.

Solid Sales Position Through 2022

o	Due to the impacts and economic uncertainty of COVID-19, the Company is suspending sales guidance but still carries a strong contracted sales position through 2022.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2020 (Q3 – Q4)	3.7	$40.10
2021	5.2	$40.10
2022	5.3	$40.60
	14.2

_____________

* Contracted tons are subject to adjustment due to the exercise of customer options to either take additional tons or reduce tonnage if such options exist in the customer contract.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Income (loss)	$254	$(3,344)	$(3,406)	$3,656
Total Revenues	$52,081	$72,310	$114,619	$161,623
Tons Sold	1,244	1,807	2,770	3,937
Average Price per Ton	$40.57	$39.35	$40.58	$39.71
Bank Debt	$161,113	$173,100	$161,113	$173,100
Operating Cash Flow	$918	$2,864	$17,174	$23,711
Adjusted EBITDA*	$13,175	$16,423	$27,074	$41,658
Adjusted Free Cash Flow **	$6,281	$5,943	$13,094	$20,595

*Defined as EBITDA plus stock-based compensation, ARO accretion, change in fair value of fuel hedges, less the effects of our equity method investments and Hourglass Sands.

**Defined as net income plus deferred income taxes, DD&A, ARO accretion, change in fair value of fuel hedges, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP "net income" to non-GAAP "adjusted EBITDA" (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$254	$(3,344)	$(3,406)	$3,656
Income tax expense (benefit)	(618)	191	(2,794)	155
Loss from Hourglass Sands	63	140	141	391
(Income) loss from equity method investments	(1,231)	132	(1,286)	166
DD&A	10,215	12,092	20,838	23,824
ARO accretion	343	314	676	623
Gain on impairment and disposal of assets	—	(100)	—	(100)
Gain on marketable securities	—	(45)	(14)	(348)
Interest Expense	2,834	5,369	8,548	9,988
Other amortization	1,396	1,156	2,822	2,291
Change in fair value of fuel hedges	(398)	-	913	—
Stock-based compensation	317	518	636	1,012
Adjusted EBITDA	$13,175	$16,423	$27,074	$41,658

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$254	$(3,344)	$(3,406)	$3,656
(Income) loss from equity method investments	(1,231)	132	(1,286)	166
Deferred income tax benefit	(618)	113	(2,270)	306
DD&A	10,217	12,096	20,844	23,834
ARO accretion	343	314	676	623
Deferred financing costs amortization	609	542	1,076	1,085
Change in fair value of interest rate swaps	(617)	1,843	1,976	2,856
Change in fair value of fuel hedges	(398)	—	913	—
Gain on sale of assets	—	(100)	—	(100)
Maintenance capex	(2,578)	(6,164)	(6,048)	(12,836)
Stock-based compensation less taxes paid	300	511	619	1,005
Adjusted Free Cash Flow	$6,281	$5,943	$13,094	$20,595

Conference Call

As previously announced, our earnings conference call for financial analysts and investors will be held on Tuesday, August 4, 2020, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317

Canadian Callers Toll-free (855) 669-9657

Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10138494.

Hallador is headquartered in Terre Haute, Indiana, and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact – Investor Relations

Phone – (812) 299-2800

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